Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-222517, 333-227308, and 333-227689), Form S-3 (No. 333-230124) and Form S-8 (Nos. 333-201928, 333-209364, 333-216695, 333-227072, 333-233498, and 333-237046) pertaining to the 2015 Equity Incentive Plan and the Officer and Director Share Purchase Plan of Avinger, Inc., of our report dated March 11, 2021, relating to the financial statements and schedules of Avinger, Inc., appearing in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Moss Adams LLP

San Francisco, California

March 11, 2021